SHARE PURCHASE AGREEMENT

                          THIS AGREEMENT made effective the 17th day of December 2007.

BETWEEN:

CMMG FINANCE INC., a company incorporated under the laws of British Columbia, having its registered office at 3055 Kingsway, Vancouver, British Columbia V5R 5J8

(hereinafter called the "Vendor")

OF THE FIRST PART

AND:

EUOKO INC., a company incorporated under the laws of Nevada, having its registered office at 314-837 West Hastings Street West, Vancouver, British Columbia V6C 3N6.

(hereinafter called the "Purchaser")

OF THE SECOND PART

                          WHEREAS the Vendor is the registered and beneficial holder of 100 (One Hundred) outstanding shares in the capital of Hewitt-Vevey Pharma Sciences Ltd. (the "Corporation"), representing 100% of all issued and outstanding shares in the capital of the Corporation;

                          AND WHEREAS the Purchaser desires to buy and the Vendor desires to sell 100 (One Hundred) of the issued and outstanding shares in the capital of the Corporation, representing 100% of all issued and outstanding shares in the capital of the Corporation, for the purchase price and upon the terms and conditions hereinafter set forth;

                          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants, agreements, warranties and payments thereinafter set forth and provided for, the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1                      Definitions

                          Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

(a)

"Agreement" means this Share Purchase Agreement, any instrument amending this Agreement; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to a particular article or Paragraph; and the expression "Article" or "Paragraph" followed by a number means and refers to the specified article or Paragraph of this Agreement;

(b)	"Business Day" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located at the City of Vancouver are not open for business during normal banking hours;

(c)

"Closing" means the completion of the sale to the Purchaser of the Purchased Shares hereunder by the transfer and delivery of certificates representing the Purchased Shares endorsed for transfer and the payment of the Purchase Price therefor as contemplated hereby;

(d)	"Completion Date" means the 31st day of December 2007;

(e)	"Corporation" means Hewitt-Vevey Pharma Sciences Ltd.

(f)	"Document Date" - means that day which is two (2) Business Days prior to the Completion Date;

(g)

"Financial Statements" means the audited interim financial statements of the Corporation as at October 31, 2007 consisting of the interim balance sheet of the Corporation and the accompanying statements of income and expenses prepared in accordance with U.S. generally accepted accounting principles;

(i)

"Person" means any individual, corporation, partnership, trustee or trust or unincorporated association or such person's heirs, executors, administrators, successors or assigns, as the case may be and pronouns have a similar extended meaning;

(j)	"Purchase Price" means the purchase price payable to the Vendor for the Purchased Shares provided for in Paragraph 4.1 hereof;

(k)	"Purchased Shares" means 100 (One Hundred) issued and outstanding share in the capital of the Corporation;

(l)	"Purchaser's Conditions" means those conditions precedent set out in Paragraph 7.2 hereof;

(m)

"Subsidiary" means, with respect to the Corporation, any corporation of which shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of the corporation are beneficially owned, directly or indirectly, by the Corporation and includes any corporation in like relation to a Subsidiary; and

(n)	"Vendor's Conditions" means those conditions precedent set out in Paragraph 7.1 hereof.

(o)	“Liabilities Transfer Date” means December 31, 2007.

1.2                     Number and Gender

                          In this Agreement, words importing the singular include the plural and vice versa and words importing a specific gender include all genders.

1.3                      Currency

                          Unless otherwise indicated all dollar amounts referred to in this Agreement are in United States funds.

1.4                     Accounting Principles

                          Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to U.S. generally accepted accounting principles.

1.5                       Headings

                          The division of this Agreement into Articles and Paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2

 SCHEDULES

2.1                      Description of Schedules

                          The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

None.

ARTICLE 3

PURCHASE AND SALE

3.1                      Purchase and Sale

                          Subject to the terms and conditions hereof, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases the Purchased Shares.

ARTICLE 4

PURCHASE PRICE

4.1                      Amount of Purchase Price

                          The aggregate Purchase Price payable by the Purchaser to the Vendor for the Purchased Shares shall be the sum of $50,000.00 USD subject to adjustment as set out herein (the "Purchase Price").

4.2                      Payment of Purchase Price

                          The Purchase Price shall be paid and satisfied in the following manner:

(a)      by delivery to the agent of the Vendor, $50,000.00 USD upon signing;

4.3                      Adjustments

                          All expenses and liabilities of the Corporation up to the Liabilities Transfer Date in excess of the liquid cash assets of the Corporation on the Completion Date shall be for the account of the Vendor.

4.4                      Payment of Royalty

                          In addition to the payment of the Purchase Price by the Purchaser to the Vendor, the Purchases agrees to pay to the Vendor a royalty fee calculated by multiplying 0.0275 by the gross revenues of the Corporation within 60 days of each fiscal year-end of the Corporation up to a maximum cumulative royalty fee of $500,000 USD.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1                     Vendor Representations and Warranties

                          The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this Agreement.

5.1.1                  Incorporation and Organization of the Corporation

                          The Corporation is a corporation duly incorporated, subsisting and in good standing under the laws of the Province of Ontario. No proceedings have been instituted or are pending for the dissolution or liquidation of the Corporation or threatening its existence.

5.1.2                 Qualification to do Business

                          The Corporation has the necessary corporate power, authority and capacity to own or lease its property and to carry on its business as now being conducted by it and is qualified to carry on its business under the laws of the Province of Ontario, being the only jurisdiction in which the Corporation carries on business.

5.1.3                  Authorized Capital

                          The authorized capital of the Corporation consists of 100 (One Hundred) Common shares without par value.

5.1.4                  Issued Shares

                          There are 100 (One Hundred) Common shares in the authorized capital of the Corporation which have been duly and validly allotted and issued and is outstanding as fully paid and non-assessable.

5.1.5                  Ownership of Purchased Shares

                          The Vendor is the legal and beneficial owner of the Purchased Shares.

5.1.6                  No Options

                          No person other than the Purchaser under this Agreement has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendor of the Purchased Shares.

5.1.7                 No Issue of Shares or Convertible Securities

                          No person has any agreement or option or any right capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued shares of the Corporation or of any other securities of the Corporation.

5.1.8                  Absence of Conflicting Agreements

                          The Vendor is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, order, judgement or decree which would be violated, contravened or breached by the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof.

5.1.9                 Subsidiaries

                          The Corporation has no Subsidiaries.

5.1.10              Financial Statements

          (a)        The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with those of previous years and present fairly:

(i)	all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Corporation as at the Financial Year End; and

(ii)	the sales, earnings and results of operations of the Corporation for the twelve month period then ended.

5.1.11                Business Carried on in Ordinary Course

                          The business of the Corporation has been carried on in the ordinary course since the Financial Year End and the Corporation has not, since the Financial Year End, sold or otherwise disposed of any of its assets except in the ordinary course of business. Since the Financial Year End there has been no change in the business, operations, affairs or condition of the Corporation, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except changes occurring in the ordinary course of business and which, in the aggregate, have not materially adversely affected and will not materially adversely affect the business, operations, affairs or condition of the Corporation nor is the Vendor aware of any such proposed change.

5.1.12                Absence of Unusual Transactions

                          Since the date of the Financial Year End, the Corporation has not:

(a)	transferred, assigned, sold or otherwise disposed of any of its assets except in the ordinary and usual course of business;

(b)

suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation or its business, as the case may be;

(c)	mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the assets of the Corporation; or

(d)	authorized or agreed or otherwise become committed to do any of the foregoing.

5.1.13                 Minute Books and Corporate Records

                          The corporate records and minute book of the Corporation contain originals of all of the constating documents and amendments thereto and complete and accurate minutes of all meetings of and copies of all by-laws and resolutions passed by the directors and shareholders of the Corporation since its incorporation; all such meetings were duly called and held, all such by-laws and resolutions duly passed and the share certificate books, register of shareholders, register of transfers, register of directors, register of debt holders and other corporate registers of the Corporation are complete and accurate in all material respects. There is neither a shareholders' agreement nor a unanimous shareholders' agreement governing the affairs of the Corporation or the relationships, right and duties of its shareholders.

5.1.14                 Accuracy of Books and Records

                          The books and records, financial and otherwise, of the Corporation fairly and correctly set out and disclose in all material respects the financial position of the Corporation as at the date hereof and all material financial transactions of the Corporation have been accurately recorded in such books and records in conformity with U.S. generally accepted accounting principles.

5.1.15                No Guarantees, etc.

                          The Corporation is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

5.1.16                 No Dividends, etc.

                          The Corporation has not since the Financial Year End declared or paid and has not been deemed under the Income Tax Act (Canada) to have declared or paid any dividends or declared or made any other distribution on its outstanding securities and has not redeemed, purchased, or otherwise acquired any of its outstanding securities or agreed to do so.

5.1.17              Payments to Employees and Others

          (a)        No payments have been made or authorized since the Financial Year End by the Corporation to its officers, directors, shareholders or employees, to its former officers, directors, shareholders or employees or to any Person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada) with any of the foregoing, except in the ordinary course of business and at the regular rates payable to them as salaries, pensions, bonuses, rents, management fees or other remuneration of any nature.

          (b)        The aggregate amount of salaries, pensions, bonuses, rents, management fees or other remuneration of any nature (other than dividends disclosed in the Financial Statements) paid or payable by the Corporation to or for the benefit of the Vendor or to or for the benefit of any person not dealing at arm's length, as such term is construed under the Income Tax Act (Canada), with the Vendor, during the period ended the Financial Year End are accurately reflected in the Financial Statements, and since that date have been made at no greater rates than those prevailing at the end of the said period.

5.1.18               Capital Expenditures

                          No capital expenditures have been made or authorized by the Corporation since the Financial Year End except in the ordinary course of business.

5.1.19              Employment Matters

          (a)        To the best of the Vendor's knowledge, information and belief, the Corporation is not liable for any damages to any employee, consultant, former employee or former consultant resulting from the violation of any applicable employment law or employment agreement.

5.1.20                 Vacation Pay

                          All vacation pay, bonuses, commissions and other employee benefit payments payable to employees of the Corporation have been paid.

5.1.21                Leases

                          There are no property leases.

5.1.22                Title to Personal Property

                          The Corporation is the owner of all of its personal property (other than any personal property leased to it) with good and marketable title thereto free and clear of any mortgage, lien, charge, security interest, adverse claim or other encumbrance whatsoever.

5.1.24                Material Contracts

                          There are no material contracts.

5.1.25                No Default Under Agreements

                          The Corporation is not in default under or in breach of any material contract, agreement (whether written or oral), indenture or other instrument to which it is a party or by which it is bound and to the best of the knowledge of the Vendor there exists no set of facts which, after notice or lapse of time or both, would constitute such a default or breach, and each of such contracts, agreements, indentures or other instruments is now in good standing and in full force and effect without amendment thereto and the Corporation is entitled to all rights and benefits thereunder.

5.1.26                Non-Arm's Length Contracts

                          Except as disclosed to the Purchaser in writing, the Corporation is not a party to any contract, agreement or arrangement with any associated or affiliated corporation or with any Person with which it does not deal at arm's length within the meaning of the Income Tax Act (Canada).

5.1.27                No Loans to Directors etc.

                          The Corporation has no loan or other indebtedness outstanding (other than the normal salaries, bonuses, fringe benefits and the obligations to reimburse for expenses incurred on behalf of the Corporation in the normal course of employment) which has been made or incurred to any director, officer, shareholder or employee, to any former director, officer, shareholder or employee of the Corporation or to any Person with which it or any of the foregoing do not deal at arm's length within the meaning of the Income Tax Act (Canada).

5.1.28                Litigation

                          Except as disclosed in writing to the Purchaser, there are no actions, suits, investigations, arbitration proceedings or other proceedings (whether or not purportedly on behalf of the Corporation) pending or threatened against or affecting the Corporation, the Vendor, the title of the Vendor to the Purchased Shares or that would enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator. The Vendor is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; and there is not currently outstanding against the Corporation or the Vendor any judgment, decree, injunction, ruling, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator.

5.1.29                 Tax and Government Returns

                          The Corporation has duly filed in a timely manner all Federal and Provincial Tax and all Corporate Capital Tax returns required to be filed by it in respect of all fiscal periods up to and including the Financial Year End (including any and all tax elections available to the Corporation in relation to such tax returns) and all information returns as to which the non-filing or late filing could result in interest or penalties, has made complete and accurate disclosure in such returns and has sufficient liquid cash resources to pay all outstanding taxes shown on such returns as being due and payable and has also sufficient liquid cash resources to pay all outstanding assessments and reassessments and all other taxes, governmental charges, penalties, interest and fines due and payable by the Corporation in respect of such returns up to the Financial Year End date thereof. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of such taxes or the filing of any such tax return by, or payment of any such tax by, or levying of any governmental charge against, the Corporation. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of such taxes or governmental charges or any matters under discussion with any governmental authority relating to such taxes or governmental charges asserted by any such authority. The Corporation has withheld from each payment made by it the amount of all such taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

5.1.30                Goods and Services and Social Services Taxes and Returns

                          The Corporation has duly filed in a timely manner all Goods and Services Tax and Social Services Tax returns required to be filed by it in respect of all periods up to and including the date hereof (including any and all tax elections available to the Corporation in relation to such tax returns) and all information returns as to which the non-filing or late filing could result in interest or penalties, has made complete and accurate disclosure in such returns and has sufficient liquid cash resources to pay all outstanding taxes shown on such returns as being due and payable and has also sufficient liquid cash resources to pay all assessments and reassessments and all other taxes, governmental charges, penalties, interest and fines due and payable by the Corporation in respect of such returns up to the date hereof. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of such taxes or the filing of any such tax return by, or payment of any such tax by, or levying of any governmental charge against, the Corporation. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of such taxes or governmental charges or any matters under discussion with any governmental authority relating to such taxes or governmental charges asserted by any such authority. The Corporation has withheld from each payment made by it the amount of all such taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

5.1.31                Compliance with Applicable Laws, etc.

                          The Corporation has conducted and is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is not in breach of any such laws, rules or regulations, and is duly licensed, registered or qualified in the jurisdiction in which it owns or leases its assets or carries on its business, to enable the business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have adverse effect on the operation of the said business.

5.1.32                Residence of Vendor

                          The Vendor is a not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

5.1.33                No Liabilities, etc.

                          There are no liabilities of the Corporation of any kind whatsoever, contingent or otherwise, existing on the date hereof in respect of which the Corporation or the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement:

          (a)             liabilities disclosed or referred to in this Agreement.

all of which the Vendor will cause to be paid in full on the Closing Date.

ARTICLE 6

COVENANTS

6.1                      Delivery of Documents, Consents, Books and Records

                          The Vendor shall on or before the Document Date deliver or cause to be delivered to the solicitor for the Purchaser the following:

(a)	signed Resolutions of the Directors of the Corporation dated the Completion Date:

(i)

authorizing the transfer of the Purchased Shares to the Purchaser, the recording of such transfer in the records of the Corporation showing the Purchaser as the holder of the Purchased Shares as at the Completion Date and the issuance of a share certificate in the name of the Purchaser dated the Completion Date representing the Purchased Shares;

(b)	a signed share certificate in the name of the Purchaser dated the Completion Date representing the Purchased Shares; and

(b)	such further and other documents, resolutions, notices, consents and acknowledgements as the Purchaser, in its discretion, deems necessary.

To complete the purchase and sale described in Section 3.1 of this Agreement, and without restricting the generality of that Section 3.1:

(a)

the Corporation will, on or before the Document Date, provide signed resolutions of the directors of the Corporation authorizing the transfer of the Purchased Shares to the Purchaser, the recording of such transfer in the records of the Corporation showing the Purchaser as the registered holder of the Purchased shares as at the Completion Date and the issuance of a share certificate in the name of the Purchaser dated the Completion Date representing the Purchased Shares;

(b)	the Vendor will, on or before the Document Date, surrender to the Corporation for cancellation share certificate no. 0002 representing 100% of the issued and outstanding shares of the Corporation;

(c)	upon the Vendor surrendering share certificate no. 0002, the Corporation will, on or before the Completion Date:

(i) cancel the said share certificate; and,

(ii)

cause 100% of the issued and outstanding shares of the Corporation to be issued to the Purchaser and deliver to the Purchaser a share certificate evidencing 100% of the issued and outstanding shares of the Corporation.

(d)

each party to this Agreement will deliver such further and other documents, notices, consents and acknowledgements as the other parties to this Agreement, in their reasonable discretion, deem necessary.

6.2                      Financial Statements and Returns

                          The Vendor further covenants and agrees that as soon as possible following the Completion Date and in any event on or before that date which is the earlier of ninety (90) days after the Completion Date or the date which is ten (10) Business Days prior to the last filing date allowed by the respective governmental authority with which any such Returns (as hereinafter defined) are to be filed, cause:

(a)	financial statements of the Corporation to be prepared for the period from the Financial Year End to the Completion Date (the "Stub Period");

(b)	an Income Tax Return of the Corporation to be prepared for the Stub Period and the preceding Financial Year;

(c)	a Corporate Capital Tax Return of the Corporation to be prepared for the Stub Period and the preceding Financial Year if required;

(d)	a Goods and Services Tax Return and, if required, a Social Services Tax Return of the Corporation to be prepared to the Completion Date;

(e)	all necessary returns to be prepared in respect of all employee withholdings required to be withheld by the Corporation to the Completion Date; and

(f)	any other returns required to be filed by the Corporation with any third party for the businesses of the Corporation to the Completion Date;

(all of the above financial statements and returns are hereinafter called the "Statement and Returns" and all of the above returns are hereinafter called the "Returns") all at the sole cost and expense of the Vendor. The Statement and Returns shall be reviewed and approved by the accountant of the Purchaser prior to filing and the approved amounts to be remitted therewith shall be remitted or caused to be remitted by the Vendor.

                          The Vendor shall indemnify the Purchaser and the Corporation for any payment amount, interest thereon or penalties incurred by the Corporation as a result of any non-payment or delay in payment of an amount set out on the Returns or as a result of any of the Returns being filed later than required.

6.3                     Costs and Expenses

                          The Vendor and Purchaser shall each bear their own costs and expenses in relation to the preparation of agreements relating to and the completion of the purchase and sale of the Purchased Shares.

ARTICLE 7

CONDITIONS PRECEDENT

7.1                      Vendor's Conditions Precedent

                          The obligation of the Vendor to sell the Purchased Shares as set out herein is subject to the Purchaser having delivered the Closing Funds to the Vendor on the Completion Date.

7.2                      Purchaser's Conditions Precedent

                          The obligations of the Purchaser set out in this Agreement are subject to the fulfilment by the Vendor, at or prior to the time for performance thereof of the following conditions:

(a)	the Vendor shall, on or before the Document Date, have delivered those certificates, documents, share certificates, consents and other documents and agreements set out in Paragraph 6.1. inclusive;

(b)	the title to the personal property of the Corporation being free and clear of all financial encumbrances as at the Document Date;

(c)	no damage, destruction, or loss to any assets of the Corporation shall have occurred prior to the Closing;

(d)

prior to the Closing no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions between the parties contemplated hereby and no action or proceeding shall have been instituted and remain pending before any court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby; and

(e)

prior to the Closing no event shall have occurred or condition or state of facts of any character shall have arisen or legislation, whether by statute, rule, regulation, by-law, or otherwise, shall have been introduced which might reasonably be expected to have a material adverse effect upon the financial condition, results of operations, business, or prospects of the Corporation, other than those of general application to businesses similar to that of the Corporation or assets similar to its assets.

7.3                      The Vendor's Conditions are for the exclusive benefit of the Vendor and may be waived in writing by the Vendor in whole or in part on or before the date for performance thereof or failing a specific date for performance on or before the Completion Date.

7.4                      The Purchaser's Conditions are for the exclusive benefit of the Purchaser and may be waived in writing by the Purchaser in whole or in part on or before the date for performance thereof or failing a specific date for performance on or before the Completion Date.

7.5                      In the event that the Purchaser does not waive all of the conditions precedent set out in Paragraph 7.2 hereof the Purchaser shall have not further interest in the Shares and all obligations of the Vendor and Purchaser one to the other set out herein shall automatically terminate.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1                      Certificate of a Party

                          All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such party hereunder.

8.2                      Survival of Representations and Warranties of the Vendor

                          All representations and warranties of the Vendor contained in this Agreement or contained in any agreement, certificate or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser:

(a)	in respect of matters other than those set out in paragraph 8.2(b) and (c) hereof for a period of one (1) year from the Closing;

(b)

in respect of tax matters, unless resulting from any misrepresentation made or fraud committed in filing a return or supplying information for the purposes of the Income Tax Act (Canada), or any other legislation imposing tax on the Corporation, for the period commencing on the Closing and ending on the date on which the last applicable limitation period under applicable income tax or other tax legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to tax matters; and

(c)

there shall be no limit on the representations and warranties relating to title of the Vendor to the Purchased Shares or relating to tax liability of the Corporation based on any misrepresentation made or fraud committed in filing a return or supplying information for purposes of any legislation imposing tax on the Corporation;

and any claim in respect thereof (except a claim based on fraud) shall be made within such period in accordance with the provisions set out in Article 9 and upon the expiry of such period the Vendor shall have no further liability to the Purchaser hereunder with respect to any such representations or warranties.

8.3                      Survival of Covenants

                          All covenants of the Vendor and the Purchaser contained in this Agreement, including the indemnity covenants, or in any agreement or other document delivered or given pursuant to or in connection with this Agreement shall survive the Closing.

ARTICLE 9

CLOSING ARRANGEMENTS

9.1                      Time and Place of Closing

                          The completion of the transactions contemplated by this Agreement shall take place at the offices of the Purchaser at 3055 Kingsway, Vancouver, British Columbia V5R 5J8 and shall commence at

10:00 o'clock a.m. on the Completion Date or at such other place on such other date or at such other time as may be agreed upon between the parties hereto.

9.2                      The Purchase and Sale of the Purchased Shares herein contemplated shall, upon completion, be effective from 12:01 a.m. on the Completion Date.

9.3                      All matters of payment, execution, delivery and registration of documents set out in this Agreement shall be deemed to be concurrent requirements notwithstanding the actual date of such payment, execution, delivery or registration and it is specifically agreed by the Vendor and Purchaser that nothing will be complete at the Closing until all such matters have been completed.

ARTICLE 10

INDEMNIFICATION

10.1                   Indemnification by the Vendor

                          The Vendor shall indemnify and save the Purchaser and the Corporation harmless from and against all losses, costs, damages and liabilities suffered or incurred by the Purchaser or the Corporation relating to, arising from, or as a result of any breach of representation, warranty or covenant on the part of the Vendor contained in this Agreement or in any agreement or document delivered to the Purchaser pursuant to or in connection with this Agreement, including, without limitation, all claims, actions, suits, demands, costs and expenses, including reasonable legal fees and disbursements on a solicitor and own client basis and accounting fees, in respect of the foregoing.

10.2                   Notice of Claim

                          If the Purchaser (herein called the "Indemnified Party") wishes to make a claim for indemnification (a "Claim") pursuant to this Article 10 against the Vendor (herein called the "Indemnifying Party"), the Indemnified Party shall promptly give notice to the Indemnifying Party of the Claim. Such notice shall specify whether the Claim originates with the Indemnified Party (an "Original Claim") or with a Person other than the Indemnified Party (a "Third Party Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

10.4                   Procedure for Indemnification

(a)        Following receipt of notice of a Claim from an Indemnified Party, the Indemnifying Party shall have 30 days (or such lesser period as may be required by law to file a defence) to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party and its authorized representatives the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period ( or any mutually agreed upon extension thereof) to the validity and the amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(b)        With respect to any Third Party Claim, the Indemnifying Party shall have the right exercisable by written notice to the Indemnified Party not later than 30 days (or such lesser period as may be required by law to file a defence) following the Indemnifying Party's receipt of the notice of the Third Party Claim pursuant to Paragraph 10.3 and at their own expense, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's reasonable actual out-of-pocket expenses as a result of such participation or assumption and, at the Indemnified Party's request, furnish the Indemnified Party with reasonable security against any costs or liabilities to which the Indemnified Party may be or become exposed by reason of such negotiation, settlement or defence. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at their own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.5                   Additional Rules and Procedures

                          The obligation of the Indemnifying Party to indemnify the Purchaser pursuant to this Article shall also be subject to the following:

(a)	any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Article 8, such representation or warranty terminated.

(b)

in the event that any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim, in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(c)        except in the circumstance contemplated by Subparagraph 10.5(b) and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(d)        the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(e)        the Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documents promptly as they become available) and shall be prepared to discuss the Third Party Claim with each other and with counsel at all reasonable times.

(f)        notwithstanding Paragraph 10.4(b), an Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

(g)        the final determination of any Third Party Claim, including all related costs and expenses will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim.

(h)

if the Indemnified Party subsequently recovers all or part of the Third Party Claim from any other Person legally obligated to pay the claim, the Indemnified Party shall forthwith repay to the Indemnifying Party the amounts recovered up to an amount not exceeding the payment made hereunder by the Indemnifying Party by way of indemnity.

(i)

the obligations of the various Persons comprising the Indemnifying Party shall be joint as well as several. There shall be no requirement that the Indemnified Party proceed against any one or all of the Persons comprising the Indemnifying Party before proceeding against any other such Person.

(j)

the provisions of this Article 10 shall constitute the sole remedy of the Purchaser against the Vendor with respect to any and all breaches of any agreement, covenant, representation or warranty made by such party in this Agreement or in any agreement, certificate or other document given pursuant to this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1                   Brokerage, Commissions, etc.

                          The Vendor agrees to indemnify and save harmless the Corporation and the Purchaser from and against any claims whatsoever for any brokerage, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or has acted for the Vendor. The Purchaser agrees to indemnity and save harmless the Vendor from and against any claims whatsoever for any brokerage, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or has acted for the Purchaser.

11.2                   Further Assurances

                          This Agreement shall operate as an actual conveyance of the Purchased Shares, but each of the parties hereto covenants and agrees upon the request of the other party or parties hereto, whether before or after Closing, that it shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this Agreement.

11.4                   Notices

                          Any notice, direction or other instrument required or permitted to be given to any party hereunder shall be in writing and shall be sufficiently given if delivered personally, or if sent by registered prepaid mail or if transmitted by telecopier to such party:

(a)	in the case of a notice to the Purchaser at:

CMMG Finance Ltd.
3055 Kingsway, Vancouver, British Columbia V5R 5J8 Fax: 604-899-1450

(b)	in the case of a notice to the Vendor at:

Euoko Inc.
314-837 West Hastings Street West, Vancouver, British Columbia V6C 3N6 Fax: 604-642-6411

                          Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the Third Business Day next following the date of its mailing. Any notice transmitted by telecopier shall be deemed to have been given and received on the date of confirmation of receipt by the recipient provided that if such day is not a Business Day or if it is received after 5:00 o'clock p.m. in the recipient's time zone on the day of its transmission then it shall be deemed to have been given and received at the opening of business in the office of the recipient on the first Business Day next following the transmission thereof.

Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the forgoing.

11.5                   Time of the Essence

                          Time shall be of the essence of this Agreement.

11.6                   Expenses

                          Except as otherwise provided herein, costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

11.7                   Applicable Law

                          This Agreement shall be construed and enforced in accordance with and the rights of the parties shall be governed by, the laws of the Province of British Columbia and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the Province of British Columbia and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such Province.

11.8                   Entire Agreement

                          This Agreement (including the Schedules hereto) and each of the other agreements or documents entered into in connection with or pursuant to this Agreement constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto other than is expressly set forth in this Agreement or in the said other agreements or documents. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

11.9                   Counterparts

                          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement and may be delivered by facsimile.

11.10                 Assignment

                          This Agreement and the rights and obligations of the Vendor and the Purchaser set out herein may not be assigned by the Vendor or the Purchaser.

11.11                 Parties in Interest

                          This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors.

                          IN WITNESS WHEREOF this Agreement has been executed by the parties hereto this 17th day of December 2007.

• EXECUTION ON FOLLOWING PAGE

CMMG FINANCE INC. was hereunto	)
)
)
Per: /s/ Pasquale Cusano	)
Authorized Signatory	)
Pasquale Cusano

EUOKO INC. was hereunto	)
)
)
Per: /s/ Dwight Webb	)
Authorized Signatory	)
Dwight Webb	)